Exhibit 5.2

Frank R. Jimenez	Raytheon Company
Vice President, General Counsel	870 Winter Street
and Corporate Secretary	Waltham, Massachusetts
781.522.5065	02451-1449 USA
781.522.6471 fax
frj@raytheon.com

March 25, 2019

Raytheon Company
870 Winter Street
Waltham, MA 02451

Re:	Opinion of Counsel
I am Vice President, General Counsel and Secretary of Raytheon Company, a Delaware Corporation (the “Company”), and am rendering this opinion as internal New York counsel to the Company in connection with a registration statement on Form S-3 (the “Registration Statement”) to be filed on or about the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of the following securities of the Company (the “Registered Securities”): (i) unsecured senior debt securities (the “Senior Debt Securities”), (ii) unsecured subordinated debt securities (the “Subordinated Debt Securities” and collectively with the Senior Debt Securities, the “Debt Securities”), (iii) shares of common stock, $0.01 par value per share (the “Common Stock”), (iv) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), and (v) warrants to purchase any of the securities described in clauses (i) to (iv) (collectively, the “Warrants”). The following opinion is furnished to the Company to be filed with the Commission as Exhibit 5.2 to the Registration Statement under the Securities Act.
Each series of the Senior Debt Securities will be issued pursuant to an indenture relating to Senior Debt Securities dated as of July 3, 1995 (the “Senior Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”) and each series of the Subordinated Debt Securities will be issued pursuant to an indenture relating to Subordinated Debt Securities dated as of July 3, 1995 between the Company and the Trustee (the “Subordinated Indenture”), as each such indenture has been or may further be supplemented, in connection with the issuance of each such series, by a supplemental indenture or other appropriate action of the Company creating such series (each, a “Supplemental Indenture”) (the Senior Indenture, Subordinated Indenture and any Supplemental Indentures each referred to as an “Indenture”).
I have assumed, without independent investigation or verification, that to the extent that the obligations of the Company under the Indentures may depend upon such matters, the Trustee will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; the Trustee will be duly qualified to engage in the activities contemplated by the Indentures; the Indentures will have been duly authorized, executed and delivered by the Trustee and will constitute the legal, valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with their respective terms; the Trustee will be in compliance, generally and with respect to acting as a trustee under the Indentures, with all applicable laws and regulations; and the Trustee will have the requisite organizational and legal power and authority to perform its obligations under the Indentures.
As Vice President, General Counsel and Secretary of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that when:

a.	the Registration Statement and any amendments thereto have become effective;

b.
the issuance of the Debt Securities and approval of the final terms thereof have been duly authorized by appropriate corporate action and the Debt Securities have been duly executed, authenticated and delivered against payment of the authorized consideration therefor; and

c.	the related Indenture has been duly authorized, executed and delivered and such Indenture and applicable trustee have been qualified under the Trust Indenture Act of 1939,

subject to the final terms of the Debt Securities being in compliance with then applicable law, the Debt Securities will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided by the related Indenture or Indentures.

This opinion may be limited by (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors’ rights or remedies generally; (ii) the effect of general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefor may be brought); (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) requirements that a claim with respect to any Debt Securities in denominations other than United States dollars (or a judgment denominated other than in United States dollars in respect of the claim) be converted into United States dollars at a rate of exchange prevailing on a date determined by applicable law.
My opinion is limited solely to matters governed by the Federal laws of the United States of America and the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Indentures. The opinions set forth herein are based upon applicable law as of the date of this opinion letter, and I assume no obligation to modify or update any opinions set forth herein to reflect any changes in law that may hereafter occur.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement and to the reference to myself under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Frank R. Jimenez
Frank R. Jimenez
Vice President, General Counsel and Secretary